Exhibit 99.1

DSP Group, Inc. Reports Fourth Quarter and 2005 Earnings

Quarterly and Annual Revenues Increased 48% YoY and 19% YoY respectively

SANTA CLARA, Calif., January 25, 2006—DSP Group, Inc. (NASDAQ: DSPG), a worldwide leader in developing and providing chip-set solutions for residential wireless connectivity, announced today its results for the fourth quarter and year ended December 31, 2005.

Fourth Quarter Results:

Revenues for the fourth quarter of 2005 were $42,401,000, an increase of 48% from revenues of $28,555,000 for the fourth quarter of 2004. Net income for the fourth quarter was $5,708,000, an increase of 364% from net income of $1,229,000 for the fourth quarter of 2004. Diluted earnings per share (EPS) for the fourth quarter of 2005 were $0.19, an increase of 375% from $0.04 for the fourth quarter of 2004. Results for the fourth quarter of 2004 included a one-time write-off in the amount of $2,682,000 for in-process research and development related to the acquisition of Bermai Inc.’s Wi-Fi assets in October 2004. The related tax benefit on the one-time write-off was $939,000.

Year End Results:

Revenues for the year ended December 31, 2005, were $187,225,000, an increase of 19% over 2004 revenues of $157,511,000. Net income for 2005 was $29,473,000, a decrease of 42% from $51,094,000 for 2004. Diluted EPS for 2005 was $0.99, a decrease of 42% from $1.70 for 2004.

Results for 2004 included an aggregate capital gain of $44,448,000, resulting from the sale of all of our holdings of AudioCodes Ltd. ordinary shares and the Tomen Corporation common stock.

The tax effect of these capital gains was $16,450,000. Financial results for 2004 also included the one-time write-off of in-process research and development related to the Bermai acquisition and related tax benefit as discussed above, as well as a one-time goodwill impairment charge of $4,304,000 arising from the GAAP-required re-evaluation of the remaining goodwill associated with the acquisition of VoicePump Inc. in March 2000. The capital gains are included in the Company’s statements of income as “Other income,” and the write-off and impairment charge are included as “Operating expenses.”

Pro Forma Results:

Pro forma net income and diluted EPS for the fourth quarter of 2004, excluding the one-time write-off of in-process research and development related to the Bermai acquisition and related tax benefit, as stated above, were $2,972,000 and $0.10, respectively.

Pro forma net income and diluted EPS for year 2004, excluding the effects of the aforementioned capital gains, as well as the write-off and impairment charge and related tax benefit, was $29,143,000 and $0.97, respectively.

Eli Ayalon, Chairman of DSP Group, stated: “2005 was another very good year for DSP Group. Our revenues increased by 19% as compared to 2004, and the overall financial results of the Company reflect the continued strength of our business. Strong demand for our products during both the course of the year and the fourth quarter resulted in strong bookings and an increased backlog at the end of 2005, as compared to the end of 2004 and the end of the third quarter of 2005.”

Mr. Ayalon added: “A series of new and fascinating products driven by DSPG chip sets were launched by our OEM customers at the CES (Consumer Electronics Show) earlier this month in Las Vegas. As a result of our calculated increased investment in R&D and the quality of our engineering staff, we are at the forefront of the revolution in the home communications domain, which includes the wireless transmission of video in addition to voice, full cordless VoIP connecting wirelessly to the PC, and the ongoing convergence of cellular and fixed line networks in the home. With good visibility into the first quarter of 2006 and strong forecasts from our customers, we look forward to another a year of growth and profitability.”

Mr. Zelnik, CFO of DSP Group, stated: “During the fourth quarter of 2005, the Company repurchased 297,000 shares of its common stock at an average price of $25.31 per share, at a cost of approximately $7.5 million, bringing the total number of shares repurchased in year 2005 to 682,200 shares at an average price of $24.98 per share for approximately $17.0 million. As of December 31, 2005, approximately 3.0 million shares remain available for repurchase from previous board authorizations. Our cash position at year end, consisting of cash, cash equivalents and marketable securities, reached a level of approximately $345 million. We generated $25.2 million of cash from operating activities in 2005.”

The Company believes that the pro forma presentation of net income and diluted EPS presented in this press release is useful to investors in comparing results for the quarter and year ended December 31, 2005 to the same periods during 2004, because it excludes items that management does not consider meaningful for purposes of analyzing the Company’s operating results and making budget-planning decisions.

About DSP Group

DSP Group, Inc. is a fabless semiconductor company, offering advanced chip-set solutions for a variety of applications. DSP Group is a worldwide leader in the short-range wireless communication market, enabling home networking convergence for voice, video & data. By combining its in-house technologies of Digital Signal Processors (DSPs), portfolio of wireless communication protocols, including DECT, Bluetooth and Wi-Fi, most advanced Radio Frequency CMOS and SiGe, as well as VoIP ICs, DSP Group is a worldwide leader and a one-stop-shop for a wide range of applications. These applications include ISM band digital 900MHz, 2.4GHz and 5.8GHz telephony, European DECT (1.9GHz) telephony, Bluetooth systems for voice, data and video communication and deployment in residential, SOHO, SME, enterprise and automotive applications. DSP Group ICs provide solutions for MP3 players, VoIP Phones, Gateways, and Integrated Access Devices and are widely used in Digital Voice Recorders. More information about DSP Group is available at www.dspg.com.

This press release may contain statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements made by Mr. Ayalon about DSP Group’s leadership in the revolution in the home communications domain, visibility into the first quarter of 2006, forecasts from our customers, and growth and profitability during

2006. These forward-looking statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. DSP Group’s actual results could differ materially from those described in this press release as a result of various factors, including slower than expected change in the nature of the home communications domain, unexpected delays in the introduction of new products; failure to achieve broad market acceptance of existing and new products by existing and potential OEM customers; DSP Group’s inability to add new customers and develop and produce new products at competitive costs and in a timely manner; decline or fluctuations in gross margins and the effect on revenues and profitability; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2004 as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

Earnings conference call

DSP Group has scheduled a conference call for 8:30 a.m. EDT today to discuss the financial results for the fourth quarter of 2005 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://ir.dspg.com./phoenix.zhtml?c=101665&p=irol-calendar

If you cannot join the call, please listen to the replay, which will be available for approximately two weeks after the call on DSP Group’s Web site or by calling the following numbers:

•	US Dial-In # 1-888-286-8010 (passcode: 70149272)

•	International Dial-In # 617-801-6888 (passcode: 70149272)

For more information, please contact Ofer Elyakim, Director of Investor Relations, DSP Group Inc. at (408) 986-4421; or e-mail: ofere@dsp.co.il

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME – US GAAP

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Product revenues & other	$42,401	$28,555	$187,225	$157,511
Cost of product revenues & other	23,420	14,191	101,074	80,368

Gross profit	18,981	14,364	86,151	77,143
Operating expenses:
Research and development	9,862	8,820	40,290	32,147
Sales and marketing	3,237	2,278	13,119	11,292
General and administrative	1,846	1,854	7,398	7,112
Impairment of goodwill	—	—	—	4,304
In-process research and development write-off	—	2,682	—	2,682

Total operating expenses	14,945	15,634	60,807	57,537

Operating income (loss)	4,036	(1,270)	25,344	19,606
Other income
Interest & other income, net	2,830	2,169	10,166	8,522
Capital gains	—	—	—	44,448

Income before provision for Income taxes	6,866	899	35,510	72,576
Provision (benefit) for income taxes	1,158	(330)	6,037	21,482

Net income	$5,708	$1,229	$29,473	$51,094

Net earnings per share:
Basic	$0.20	$0.04	$1.04	$1.79
Diluted	$0.19	$0.04	$0.99	$1.70
Weight average number of shares of Common Stock used in the computation of
Basic	28,636	27,959	28,435	28,574
Diluted	29,970	29,092	29,843	30,026

DSP GROUP, INC.

CONSOLIDATED PRO FORMA STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Product revenues & other	$42,401	$28,555	$187,225	$157,511
Cost of product revenues & other	23,420	14,191	101,074	80,368

Gross profit	18,981	14,364	86,151	77,143
Operating expenses:
Research and development	9,862	8,820	40,290	32,147
Sales and marketing	3,237	2,278	13,119	11,292
General and administrative	1,846	1,854	7,398	7,112

Total operating expenses	14,945	12,952	60,807	50,551

Operating income	4,036	1,412	25,344	26,592
Other income:
Interest & other income, net	2,830	2,169	10,166	8,522

Income before provision for Income taxes	6,866	3,581	35,510	35,114

Provision for income taxes	1,158	609	6,037	5,971

Net income	$5,708	$2,972	$29,473	$29,143

Net earnings per share:
Basic	$0.20	$0.11	$1.04	$1.02
Diluted	$0.19	$0.10	$0.99	$0.97
Weight average number of shares of Common Stock used in the computation of:
Basic	28,636	27,959	28,435	28,574
Diluted	29,970	29,092	29,843	30,026
The above pro forma consolidated statements of income have been adjusted to exclude the following to US GAAP reported net income:
Reported net incomer per US GAAP	$5,708	$1,229	$29,473	$51,094
Adjustments:
Impairment of goodwill	—	—	—	4,304
In-process research & development write-off	—	2,682	—	2,682
Capital gains	—	—	—	(44,448)
Tax expenses (benefit)	—	(939)	—	15,511

Pro forma net income	$5,708	$2,972	$29,473	$29,143

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2005	December 31, 2004
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$50,460	$60,827
Marketable securities and cash deposits	108,928	74,497
Trade receivables, net	16,991	5,976
Inventories	12,686	9,469
Other accounts receivables	1,617	2,213
Deferred income taxes	1,227	1,168

Total current assets	191,909	154,150
Property and equipment, net	11,704	6,683
Long term marketable securities	185,828	195,671
Severance pay fund	4,419	3,437
Long term pre-paid expenses	670	628
Goodwill	1,500	1,500
Deferred income taxes	1,638	1,410
Other intangible assets	2,337	3,482

Total assets	$400,005	$366,961

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payable	$12,753	$7,830
Other current liabilities	33,411	39,857

Total current liabilities	46,164	47,687
Long term liabilities:
Accrued severance pay	4,707	3,784
Stockholders’ equity:
Common stock	29	28
Additional paid-in capital	188,539	187,471
Accumulated other comprehensive income	45	65
Retained earnings	179,968	157,723
Less – Cost of treasury stock	(19,447)	(29,797)

Total stockholders’ equity	349,134	315,490

Total liabilities and stockholders’ equity	$400,005	$366,961